Exhibit 99.1

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—General,” “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor,” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Investments, Consolidated Properties” in the Registration Statement on Form S-11 of StratCap Digital Infrastructure REIT, Inc. and in the prospectus included therein.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

February 10, 2025

/s/ Kroll, LLC
Kroll, LLC New York, New York